                                                                       Exhibit 2

                AGREEMENT AND PLAN OF REORGANIZATION

      This Agreement and Plan of Reorganization (the "Plan of Reorganization"), dated as of May 20, 1997, is made and entered into by and between NORWALK SAVINGS SOCIETY, a Connecticut stock savings bank (the "Bank") and NSS BANCORP, INC., a newly formed capital stock corporation organized at the direction of the Bank (the "Holding Company") pursuant to Section 36a-181 of the Connecticut General Statutes.

      WHEREAS, the authorized capital stock of the Bank consists of
(a) 7,000,000 shares of Common Stock, par value $0.01 per share (the "Bank Common Stock"), of which 2,442,129 shares are issued and outstanding and 422,332 shares are reserved for issuance pursuant to the Bank's various stock option and benefit plans, and (b) 500,000 shares of Preferred Stock, par value $0.01 (the "Bank Preferred Stock"), none of which are issued or outstanding and 50,000 of which are reserved for issuance pursuant to a Shareholders Rights Agreement, as more fully described below.

      WHEREAS, the authorized capital stock of the Holding Company shall consist of (a) 7,000,000 shares of Common Stock, par value $0.01 per share (the "Holding Company Common Stock"), none of which are issued and outstanding or reserved for issuance, and (b) 500,000 shares of Preferred Stock, $0.01 (the "Holding Company Preferred Stock"), none of which are issued and outstanding and 50,000 of which are reserved for issuance.

      WHEREAS, the Bank and the Holding Company wish to enter into the Plan of Reorganization whereby the Holding Company will acquire all of the issued and outstanding shares of the Bank Common Stock (other than shares held by the Dissenting Shareholders, as hereinafter defined) in exchange for an equal number of shares of Holding Company Common Stock (such exchange is hereinafter referred to as the "Reorganization").

      WHEREAS, each Shareholder of Bank Common Stock (other than Dissenting Shareholders who have validly exercised their rights under Section 36a-181(c) of the Connecticut General Statutes) will receive one share of Holding Company Common Stock for each share of Bank Common Stock held as of the Effective Time (as hereinafter defined).

      WHEREAS, the Bank believes that the Reorganization is desirable and in the best interests of its shareholders.

      WHEREAS, the Bank and the Holding Company intend the Reorganization to constitute a non-taxable event to each entity and to their respective shareholders pursuant to the Internal

Revenue Code of 1986, as amended (the "Code").

      WHEREAS, this Plan of Reorganization has been approved by the Board of Directors of the Bank which has duly authorized the officers whose respective signatures appear below to execute and deliver the Plan of Reorganization.

      NOW, THEREFORE, in consideration of the mutual promises, representations, and covenants herein contained, the Bank and the Holding Company agree as follows:

Section 1. Approval and Filing of Plan of Reorganization.

      1.1 This Plan of Reorganization shall be submitted for the approval of holders of Bank Common Stock at a meeting to be duly called and held on May 20, 1997 in accordance with the Bylaws of the Bank and all applicable laws and regulations (the "Annual Meeting"). Notice of the Annual Meeting shall be mailed directly to all stockholders at their last known addresses as contained on the records of the Bank.

      1.2 Subject to the approval of this Plan of Reorganization by the affirmative vote of the holders of at least two-thirds of each class of the voting securities of the Bank, this Plan of Reorganization shall be submitted, in accordance with Section 36a-181 of the Connecticut General Statutes, for the approval of the Commissioner of Banking of the State of Connecticut (the "Banking Commissioner"). This Plan of Reorganization shall be accompanied by a certificate from the Bank that this Plan of Reorganization has been submitted to and approved by the required two-thirds vote of and such other documentation as may be required by law or by regulation of the Banking Commissioner.

      1.3 If the Plan of Reorganization is approved by the requisite number of votes of Shareholders at the Annual Meeting, thereafter and until the Effective Time (as hereinafter defined), the Bank shall issue certificates for Bank Common Stock, whether upon transfer or otherwise, only if such certificates bear a legend indicating that this Plan of Reorganization has been approved and that shares of Bank Common Stock evidenced by such certificates are subject to the acquisition by the Holding Company pursuant to this Plan of Reorganization.

Section 2. The Closing.

      2.1 Subject to the terms and conditions of this Plan of Reorganization, the closing of the Reorganization (the "Closing") shall take place on the date on which this Plan of Reorganization is filed in the Office of the Secretary of the State of Connecticut (the "Secretary of State"), which filing shall not occur until all of the conditions to Closing set forth in Section 7 hereof have been satisfied. The Closing and this Plan of Reorganization shall be effective at the time of such filing (the "Effective Time").

      2.2 At the Closing, the Holding Company and the Bank shall deliver to each other such certificates and other documents as are required pursuant to this Plan of Reorganization and as are necessary and appropriate, in the reasonable opinion of counsel for the Bank, to consummate the Reorganization.

Section 3. Actions at the Effective Time.

      3.1 At the Effective Time, the Holding Company shall, without any further action by it or by holders of the Bank Common Stock, automatically and by operation of law, acquire and become the owner of all issued and outstanding shares of Bank Common Stock (excluding shares held by the Bank as treasury stock, all of which shall be canceled and extinguished as of the Effective Time) and shall be entitled to have issued to it by the Bank a certificate or certificates representing such shares. Thereafter, the Holding Company shall have full and exclusive power to vote such shares of Bank Common Stock, to receive dividends thereon and to exercise all rights of an owner thereof.

      3.2 At the Effective Time, each share of Bank Common Stock issued and outstanding prior to the Effective Time shall, without any further action by Shareholders or by the Holding Company, automatically and by operation of law, be converted into one share of Holding Company Common Stock. Holders of the issued and outstanding shares of Bank Common Stock (except for holders exercising Dissenters Rights) shall, automatically and by operation of law, cease to own such shares and shall instead become the owners of one share of Holding Company Common Stock for each share of Bank Common Stock held by them. Thereafter, such persons holding Holding Company Common Stock shall have full and exclusive power to vote such shares, to receive dividends thereon, except as otherwise provided herein, and to exercise all rights of an owner thereof. Notwithstanding any of the foregoing, any Dissenting Shareholder shall have such rights as provided for in
Section 8 hereof and by the laws of the State of Connecticut.

      3.3 At the Effective Time, all previously issued and outstanding certificates representing shares of Bank Common Stock (the "Old Certificates") shall automatically and by operation of law cease to represent shares of Bank Common Stock or any interest therein and each Old Certificate shall instead represent the ownership by the holder thereof of an equal number of shares of Holding Company Common Stock. No holder of an Old Certificate shall be entitled to vote the shares of Bank Common Stock formerly represented by such certificate, or to receive dividends thereon, or to exercise any other rights of ownership in respect thereof.

Section 4. Shareholders Rights Agreement.

      4.1 Upon approval of the Plan of Reorganization but in any event not later than the Effective Time, the Holding Company shall adopt and enter into a shareholders' rights agreement which shall be, in form and substance, acceptable to and approved by the Board of Directors of the Bank (the "HC Agreement").

      4.2 The HC Agreement shall contain terms, covenants, and conditions which shall be as nearly identical as possible to the terms, covenants, and conditions contained in that certain Shareholders' Rights Agreement between the Bank and Chemical Mellon Shareholder Services, LLC dated May 10, 1996 (the "NSS-Chemical Agreement"), a copy of which is required to be furnished to the Holding Company not later than ten days after the Annual Meeting.

      4.3 At the Effective Time, the Bank shall, without any further action by the Bank or Holding Company, assign all right, title and interest, in the NSS-Chemical Agreement to the Holding Company and the Holding Company shall accept such assignment and become the Bank's successor-in-interest to the NSS-Chemical Agreement.

      4.4 At the Effective Time, the Holding Company shall, in connection with its acquisition of all issued and outstanding shares of Bank Common Stock and without any further action by the Holding Company or by the shareholders of the Bank, acquire and become the holder of all Rights (as defined in the "NSS-Chemical Agreement") issued as a dividend distribution to holders of Bank Common Stock under the NSS-Chemical Agreement. Thereafter, the Holding Company shall terminate the NSS-Chemical Agreement and retire and extinguish all such Rights acquired by it thereunder.

      4.5 At the Effective Time, the Holding Company shall, without any further action by it or by the Bank, declare a dividend distribution to holders of Holding Company Common Stock entitling such holders to a "Holding Company Right" (as defined in the HC Agreement) in an amount and under such terms and conditions as are prescribed in the HC Agreement.

      4.6 At the Effective Time, Holders of Bank Common Stock shall, automatically and by operation of law, cease to own such Rights issued under the NSS-Chemical Agreement and, in substitution therefor, shall, automatically and by operation of law, be granted an equal number of Holding Company Rights.

      4.7 Holding Company Rights shall be automatically traded with Holding Company Common Stock subject to the terms and conditions of the HC Agreement.

Section 5.  Stock Option and Benefit Plans.

      5.1 At the Effective Time, the Holding Company shall automatically and without further action on its part adopt, and assume the rights and obligations of the Bank under the Bank's 1994 Employee Stock Option Plan, the Bank's 1994 Director Stock Option Plan, the Bank's 1995 Executive Incentive Plan, and the Bank's 1994 Employee Stock Ownership Plan, all as amended (collectively, the

"Stock Plans"), as the Stock Plans are then in effect (subject to certain conforming amendments necessitated by or appropriate for the change in sponsorship of such Stock Plans). The Stock Plans shall, pursuant to their terms, thereafter apply only to shares of Holding Company Common Stock in the same manner as they theretofore applied to shares of Bank Common Stock.
The Holding Company shall reserve for issuance a sufficient number of shares of Holding Company Common Stock in order to fulfill its obligations pursuant to this Section 5.1 and shall take such action as it deems necessary or advisable to permit the issuance of such shares under applicable state and federal securities laws and rules and regulations thereunder. Approval of the Reorganization by the shareholders of the Bank shall be deemed to be approval of the Stock Plans and any grants of Holding Company Common Stock thereunder by the Holding Company.

      5.2 At the Effective Time, all options then outstanding under any of the Stock Plans, which immediately prior thereto had given the holder thereof the right to purchase shares of Bank Common Stock shall, automatically and without further action on the part of the holder thereof, be converted into options giving the holder thereof the right to purchase the same number of shares of Holding Company Common Stock at the same exercise price per share, and in accordance with such other terms and conditions, as pertained under the options outstanding under any of the Stock Plans immediately prior to the Effective Time.

Section 6.  Actions After the Effective Time.

As soon as practicable and in any event not more than thirty days after the Effective Time:

      6.1 The Holding Company shall deliver to the transfer agent for the Bank and the Holding Company (the "Transfer Agent"), as agent for the holders of the Old Certificates (other than Old Certificates representing shares of Bank Common Stock as to which Dissenting Shareholders' appraisal rights shall have been properly exercised), a certificate or certificates for the aggregate number of shares of Holding Company Common Stock (the "New Certificates"), to which such holders shall be entitled. Each such holder may, but shall not be required to, surrender his Old Certificates to the Transfer Agent and receive in exchange therefor a New Certificate for an equal number of shares of Holding Company Common Stock. Until so surrendered, each Old Certificate shall be deemed, for all corporate purposes, to evidence the Ownership of the number of shares of Holding Company Common Stock which the holder thereof would be entitled to receive upon its surrender, except that the Holding Company may in its sole discretion, deny the holders of such shares voting rights thereon and withhold from the holder of shares represented by such Old Certificate, distribution of any or all dividends declared by the Holding Company on such shares until such time as such Old Certificate shall be surrendered in exchange for one or more New Certificates, at which time dividends so withheld by the Holding

Company with respect to such shares shall be delivered (without interest thereon and less the amount of taxes, if any, which may have been imposed or paid thereon or which are required by law to be withheld in respect thereof), to the shareholder to whom such New Certificates are issued.

      6.2 If any certificate for shares of Holding Company Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer as the Holding Company in its sole discretion may specify and that such transfer otherwise be proper and that the person requesting such transfer pay to the Transfer Agent any transfer or other taxes or other fee payable by reason of the issuance of such New Certificate in any name other than the registered holder of the certificate surrendered, or establish to the satisfaction of the Transfer Agent that such tax has been paid or is not payable or that any fee has been paid to the party to which it is due and waived by such party.

      6.3 The Holding Company shall publish, in accordance with applicable law, a notice to the holders of all Old Certificates, specifying the Effective Time of this Plan of Reorganization and notifying such holders that they may present their Old Certificates to the Transfer Agent for exchange. Such notice shall likewise be given by mail to such holders at their last known addresses as contained on the Bank's records.

Section 7.  Conditions Precedent.

      7.1 The Plan of Reorganization and the transactions provided for herein shall not become effective unless all of the following conditions shall have occurred, none of which may be waived:

      (a) This Plan of Reorganization and the transactions contemplated hereby shall have been approved by the affirmative vote of at least two-thirds of the voting securities of the Bank at the Annual Meeting or at any adjournment thereof.

      (b) The Plan of Reorganization shall have been approved by the Banking Commissioner, and the Reorganization and the other transactions contemplated hereby shall have been approved by any other bank regulatory agency of competent jurisdiction, and all notice and waiting periods after the granting of any such approval shall have expired.

      (c) The Holding Company shall have provided notice to the Federal Reserve Bank of New York (the "Reserve Bank") in accordance with 12 C.F.R. 225.15 and the Reserve Bank shall not have objected to the consummation of the transaction contemplated under this Plan of Reorganization within 30 days after the Reserve Bank's receipt of such notice or, alternatively, the Reserve Bank or the Board of

Governors of the Federal Reserve System pursuant to section 3(a)(1) of the Bank Holding Company Act of 1956, as amended, shall have approved the application of the Holding Company to become a bank holding company upon consummation of the Reorganization and any and all applicable waiting periods shall have expired.

      (d) Unless otherwise waived, all approvals from the Federal Deposit Insurance Corporation and any other state or federal government agency having jurisdiction for the lawful consummation of the transactions contemplated by this Plan of Reorganization shall have been obtained, all conditions imposed by such regulatory approvals shall have been satisfied, and all waiting periods required in connection with such approvals shall have expired.

      (e) The Shares of Holding Company Common Stock to be issued to holders of Bank Common Stock pursuant to the Plan of Reorganization shall have been registered or qualified for such issuance without registration to the extent required under the Securities Act of 1933 and under all applicable state securities law.

      (f) The Holding Company and the Bank shall have received an opinion from the Bank's independent auditors to the effect that the Reorganization will qualify for pooling-of-interests accounting treatment.

      (g) The number of shares of Bank Common Stock as to which the Dissenting Shareholders shall have exercised their rights to be paid the value of such Bank Common Stock shall not exceed the lesser of (i) 5% of the number of shares of Bank Common Stock issued and outstanding at the Effective Time, or (ii) such number of shares as in the opinion of the Bank's independent auditors would prevent accounting for the Reorganization on a "pooling of interests" basis in accordance with generally accepted accounting principles.

Section 8. Rights of Dissenting Shareholders.

      8.1 "Dissenting Shareholders" shall mean those holders of Bank Common Stock who file with the Bank, before the taking of the vote on this Plan of Reorganization and the transactions contemplated hereby, written objection thereto, pursuant to Section 36a-181(c) of the Connecticut General Statutes, which written objection states that they intend to demand payment for their shares of Bank Common Stock if the Reorganization is consummated and whose shares are not voted in favor of the Reorganization.

      8.2 Dissenting Shareholders who comply with the provisions of Section 36a-181(c) of the Connecticut General Statutes and all other applicable provisions of law shall be entitled to receive from the Bank payment of the value of their shares of Bank Common Stock upon surrender by such holders of the certificates which previously represented shares of Bank Common Stock.

Certificates so obtained by the Bank, upon payment of the value of such shares as provided by law, shall be canceled. Shares of Holding Company Common Stock to which Dissenting Shareholders would have been entitled had they not dissented, shall be deemed to constitute authorized but unissued shares of Holding Company Common Stock and may be sold or otherwise disposed of by the Holding Company at the discretion of, and at such time and on such terms as may be fixed by, its Board of Directors.

Section 9. Termination, Abandonment, Amendment and Waiver.

      9.1 This Plan may be abandoned or terminated by either the Bank or the Holding Company at any time before the Effective Time in the event that:

           (a) The number of shares of Bank Common Stock owned by Dissenting Stockholders, as defined in Section 8 hereof, shall make consummation of the transactions contemplated by this Plan of Reorganization inadvisable in the opinion of the Bank or the Holding Company;

           (b) Any action, suit, proceeding or claim has been instituted, made or threatened relating to this Plan of Reorganization which shall make consummation of the transactions contemplated by this Plan inadvisable in the opinion of the Bank or the Holding Company;

           (c) The Reorganization shall not have been consummated by August 1, 1997; or

           (d) For any other reason consummation of the transactions contemplated by this Plan of Reorganization is inadvisable in the opinion of the Bank or the Holding Company.

      9.2 In the event of termination or abandonment of this Plan of Reorganization in any manner, this Plan of Reorganization shall be terminated and shall be of no further force or effect and there shall be no liability hereunder or on account of such abandonment or termination on the part of the Bank or the Holding Company or the Directors, officers, employees, agents or stockholders of either entity. In the event of such abandonment or termination of this Plan of Reorganization, the Bank shall pay all expenses incurred in connection with this Plan of Reorganization and the proposed transactions contemplated hereby. If either party hereto gives written notice of abandonment or termination to the other party pursuant to this, the party giving such written notice shall simultaneously furnish a copy thereof to the Banking Commissioner.

      9.3 This Plan of Reorganization may be amended by the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of the Reorganization by the Shareholders of the Bank; provided, however, that any material change in the Plan of Reorganization subsequent to the approval thereof by Shareholders shall require the additional approval of Shareholders of any such material change or amendment, and, provided further, that after the initial Shareholder approval, no such amendment shall be submitted for the approval of Shareholders which has the effect of reducing the amount or change the form of the consideration to be delivered to the Bank's Shareholders as contemplated by this Plan of Reorganization. This Plan of Reorganization may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 10.  Governing Law.

      10.1 This plan of Reorganization shall be governed by and construed in accordance with the laws of the State of Connecticut.

      IN WITNESS WHEREOF, the parties have executed this Plan of Reorganization as of the date first written above.


                                    NORWALK SAVINGS SOCIETY

                                        /s/ Robert T. Judson
                                    ------------------------------
                                    By:   Robert T. Judson
                                          Its President



                                    NSS BANCORP, INC.

                                        /s/ Robert T. Judson
                                   -------------------------------
                                   By:   Robert T. Judson
                                         Its President